UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 31, 2017

EHEALTH, INC. (Exact Name of Registrant as Specified in its Charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

440 EAST MIDDLEFIELD ROAD
MOUNTAIN VIEW, CALIFORNIA 94043
(Address of principal executive offices)    (Zip Code)

(650) 584-2700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2017, eHealth, Inc. (the “Company”) announced that Tom G. Tsao, President, Small Business, Individual and Family Products of the Company, will be terminating employment with the Company effective April 7, 2017. In connection with his departure, Mr. Tsao did not express any disagreement on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Tsao’s departure, the Company entered into a separation agreement and release with Mr. Tsao on March 31, 2017 (the “Separation Agreement”) and, subject to the effectiveness of that release, will be entering into a consulting agreement with Mr. Tsao as of April 17, 2017 (the “Consulting Agreement”). The Separation Agreement entitles Mr. Tsao to continued salary and benefits during his employment through April 7, 2017. Mr. Tsao’s equity awards will cease vesting as of April 7, 2017 and will otherwise be governed by their terms. The Separation Agreement includes a release of claims by Mr. Tsao in favor of the Company. Pursuant to the Consulting Agreement, Mr. Tsao will provide consulting services to the Company from April 17, 2017 through December 31, 2017 to assist with the transition of his duties and responsibilities. While Mr. Tsao provides such consulting services, he will receive a consulting fee of $8,000 for April 2017, and thereafter a fee of $16,000 per month, prorated for any partial month.

Copies of the Separation Agreement and Consulting Agreement will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2017	/s/ Scott Giesler

Scott Giesler
Senior Vice President and General Counsel